Exhibit 10.15

ENERGY AND CAPACITY SALES AGREEMENT

    THIS ENERGY AND CAPACITY SALES AGREEMENT (this "Agreement"), dated as of August 1, 2001 (the "Effective Date"), is by and between MIRANT POTOMAC RIVER, LLC (formerly known as Southern Energy Potomac River, LLC), a Delaware limited liability company ("Seller"), and MIRANT AMERICAS ENERGY MARKETING, LP (formerly known as Southern Company Energy Marketing L.P.), a Delaware limited partnership ("Buyer"). Seller and Buyer are referred to individually as a "Party" and collectively as the "Parties."

W I T N E S S E T H:

    WHEREAS, Seller owns or leases certain electric generation facilities and associated facilities located in Alexandria, Virginia (the "Generating Station"); and

    WHEREAS, Buyer is engaged in the sale and purchase of electric energy, capacity and other products; and

    WHEREAS, Seller and Buyer are parties to that certain Master Power Purchase and Sale Agreement, dated as of December 18, 2000 (the "Master Agreement"), pursuant to which Seller and Buyer may make sales of capacity, energy and other products to each other; and

    WHEREAS, Seller and Buyer are parties to that certain Amended and Restated Services and Risk Management Agreement dated March 30, 2001 (the "Services Agreement"), pursuant to which Buyer provides certain services to Seller, including bidding and dispatch services; and

    WHEREAS, the Parties desire to enter into this Agreement for the sale and purchase of Products, as hereinafter defined, from the Generating Station; and

    WHEREAS, Mirant Chalk Point, LLC, Mirant Peaker, LLC, and Mirant Mid-Atlantic, LLC (collectively, the "Other Generating Companies"), are entering into Energy and Capacity Sales Agreements with Buyer concurrently with Seller and Buyer entering into this Agreement on substantially similar terms and conditions;

    NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

    1.  Definitions.  Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Master Agreement. The following terms shall have the meanings set forth below:

      "Agreement" means this Agreement.

      "Availability Shortfall Payment" has the meaning set forth in Section 6 of this Agreement.

      "Capacity Payment" has the meaning set forth in Section 5 of this Agreement.

      "Committed Capacity" means the amount of the Unit Capacity designated as Committed Capacity in accordance with Section 4, as adjusted from time to time in accordance with Section 10.

      "Committed Energy" has the meaning set forth in Section 7 of this Agreement.

      "Committed Energy Payment" has the meaning set forth in Section 7 of this Agreement.

      "Committed Percentage" means for any Contract Year, the Committed Capacity for such Contract Year divided by the Unit Capacity.

      "Committed Products" means the Committed Capacity and all Committed Energy, ancillary services or other products commercially recognized in the PJM market (or any successor market) associated with the Committed Capacity.

      "Contract Year" means Contract Year 1, Contract Year 2, Contract Year 3 or Contract Year 4, as the case may be.

      "Contract Year 1" means the period between the Effective Date through and including December 31, 2001.

      "Contract Year 2" means the period between January 1, 2002, through and including December 31, 2002.

      "Contract Year 3" means the period between January 1, 2003, through and including December 31, 2003.

      "Contract Year 4" means the period between January 1, 2004, through and including June 30, 2004.

      "Delivery Point" means the high side of the step-up transformer for each Unit.

      "Effective Date" has the meaning set forth in the Preamble to this Agreement.

      "Equivalent Availability Factor" or "EAF" means the equivalent availability factor for the Portfolio Units, computed in accordance with North American Electric Reliability Council definitions at the end of each month on a rolling 12 month basis.

      "Extension Notice" has the meaning set forth in Section 2 of this Agreement.

      "Extension Term" means the period between July 1, 2004, and December 31, 2004.

      "Generating Companies" has the meaning set forth in the Recitals to this Agreement.

      "Generating Station" has the meaning set forth in the Recitals to this Agreement.

      "Material Portfolio Unit" means the generating units of Seller and the Other Generating Companies listed as Material Portfolio Units on Exhibit A, attached hereto.

      "Master Agreement" has the meaning set forth in the Recitals to this Agreement.

      "Other Generating Companies" has the meaning set forth in the Recitals to this Agreement.

      "Other Sales Agreement" means each of the Energy and Capacity Sales Agreements of even date herewith between Buyer and the Other Generating Companies, respectively.

      "Portfolio Units" means the generating units of Seller and the Other Generating Companies, as listed on Exhibit A.

      "Products" means all Committed Products and all Uncommitted Products.

      "Services Agreement" has the meaning set forth in the Recitals to this Agreement.

      "Term" has the meaning set forth in Section 2 of this Agreement.

      "Uncommitted Capacity" means the amount of Unit Capacity which is not designated as Committed Capacity under the terms of this Agreement.

      "Uncommitted Energy" has the meaning set forth in Section 7 of this Agreement.

      "Uncommitted Products" means the Uncommitted Capacity and all Uncommitted Energy, ancillary services or other products commercially recognized in the PJM market (or any successor market) associated with the Uncommitted Capacity.

      "Unit" means each of the generating units at the Generating Station.

      "Unit Capacity" means the aggregate capacity of the Units as listed on Exhibit A attached hereto.

    2.  Term.  The term of this Agreement (the "Term") shall commence on the Effective Date and end on June 30, 2004, unless earlier terminated in accordance with the terms of this Agreement. Buyer shall have the right to extend the Term for the Extension Term by giving Seller written notice of such extension (the "Extension Notice") on or before April 1, 2004. The applicable provisions of this Agreement shall continue in effect after cancellation or termination hereof to the extent necessary to provide for final billings, billing adjustments and payments pertaining to liability and indemnification obligations arising from acts or events that occurred while this Agreement, including the Extension Term, if applicable, was in effect.

    3.  Products.  Seller shall deliver or make available to Buyer all Committed and Uncommitted Products produced or available from the Generating Station and delivered by Seller to Buyer pursuant to and during the Term (including the Extension Term, if applicable) of this Agreement.

    4.  Committed Capacity and Uncommitted Capacity.  Seller shall make available to Buyer all of the Unit Capacity of Seller's Units, and for purposes of this Agreement such capacity shall be either Committed Capacity or Uncommitted Capacity. For Contract Year 1 all Unit Capacity shall be Committed Capacity. On or before November 15 of Contract Year, Buyer shall have the option to designate the amount of Committed Capacity for the next Contract Year; provided, however, for Contract Year 2 the Committed Capacity shall not be less than 75% of the Unit Capacity. The Committed Capacity may not be increased by Buyer for any Contract Year without the written approval of Seller and Buyer. If Buyer exercises its right for the Extension Term, Buyer shall designate the amount of Committed Capacity in its notice of exercise for the Extension Term.

    5.  Capacity Payments.  Each month during the Term, Buyer shall pay Seller a capacity payment (the "Capacity Payment") for the Committed Capacity calculated as follows:

      Capacity Payment = Committed Capacity × Capacity Rate

        Where:

Capacity Rate	Year
$11,825/MW-mo	Contract Year 1
$12,120/MW-mo	Contract Year 2
$11,285/MW-mo	Contract Year 3
$10,400/MW-mo	Contract Year 4
$10,400/MW-mo	Extension Term

    6.  Availability Shortfall Payment.  In the event the EAF during any month is less than 75%, then Seller shall pay Buyer an amount (the "Availability Shortfall Payment") calculated as follows:

    Availability Shortfall Payment = [(0.75—EAF)/0.75] × Committed Capacity × Capacity Rate

    7.  Payments for Committed Energy.  As used herein "Committed Energy" is the energy delivered to the Delivery Point multiplied by the Committed Percentage, and all other energy delivered to the Delivery Point is referred to as the "Uncommitted Energy." Buyer shall pay Seller for all Committed Energy delivered to the Delivery Point (such payment, the "Committed Energy Payment") as follows:

      Committed Energy Payment = Committed Energy × Energy Price

        Where:

Year	Energy Price
Contract Year 1	$16.50/MWh
Contract Year 2	$17.15/MWh
Contract Year 3	$17.75/MWh
Contract Year 4	$18.80/MWh
Extension Term	$18.80/MWh

    8.  Payments for Uncommitted Capacity and Uncommitted Energy.  Unless otherwise agreed to by Seller and Buyer, Buyer shall pay Seller the market price for all products associated with the Uncommitted Products.

    9.  Payment Date.  Payments made by Buyer to Seller under this Agreement shall be made on or before the 20th of each month for Products delivered in the prior month. Buyer may setoff any amounts due from Seller for Availability Shortfall Payments.

    10.  Material Unplanned Outage.  In the event of an unplanned outage or derating of any Unit of Seller which is expected to last at least 30 consecutive days:

    (a)  Buyer may upon written notice to Seller reduce the Committed Capacity by the amount of the outage or derated capacity of the Unit, and during the term of the unplanned outage such capacity of the Unit shall not be included in the calculation of the Equivalent Availability Factor. Upon restoration of the Unit to service, Buyer may designate such amount of the Unit's capacity as either Committed Capacity or Uncommitted Capacity.

    (b)  If the Unit is a Material Portfolio Unit, Buyer may terminate this agreement upon written notice to Seller.

Seller shall give Buyer written notice of the occurrence of the unplanned outage of the Unit promptly upon determining that the outage is expected to last at least 30 days, and Buyer shall have 30 days after receiving such notice to exercise its rights under Section 10(a) or 10(b).

    11.  Termination.  In addition to the termination rights in the Master Agreement, this Agreement shall terminate upon the termination of any of the Other Sales Agreements.

    12.  Cross Default.  An Event of Default by Buyer under any of the Other Sales Agreements shall be an Event of Default by Buyer under this Agreement. An Event of Default by any of the Other Generating Companies under the Other Sales Agreements shall be an Event of Default by Seller under this Agreement.

    13.  Confirmation Under Master Agreement.  This Agreement is a "Confirmation" under the terms of the Master Agreement. For purposes of the Master Agreement, the "Quantity" shall mean the amounts of Products delivered hereunder, the "Contract Price" shall mean the amounts payable under Sections 5, 6, 7 and 8 of this Agreement, and the "Delivery Period" shall mean the Term. Any scheduling of Products shall be conducted by Buyer pursuant to the Services Agreement.

    14.  Entire Agreement.  That certain Confirmation of Power Sale Transaction dated March 30, 2001, is hereby terminated. This Agreement, the Master Agreement and the Services Agreement embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. This Agreement shall constitute a Confirmation of Power Sale Transaction for purposes of the Master Agreement.

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties as of the date first written above.

MIRANT POTOMAC RIVER, LLC	MIRANT AMERICAS ENERGY MARKETING, LP
By MIRANT AMERICAS DEVELOPMENT, INC., its General Partner
By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

Generating Station	Unit	Capacity	Material Portfolio Unit
Mirant Mid-Atlantic, LLC
Dickerson	D1	182	Yes
Dickerson	D2	182	Yes
Dickerson	D3	182	Yes
Dickerson	DCT1	13
Dickerson	HCT1	147
Dickerson	HCT2	147
Morgantown	F1	624	Yes
Morgantown	F2	620	Yes
Morgantown	FCT1	16
Morgantown	FCT2	16
Morgantown	FCT3	54
Morgantown	FCT4	54
Morgantown	FCT5	54
Morgantown	FCT6	54
Mirant Chalk Point, LLC
Chalk Point	E1	341	Yes
Chalk Point	E2	342	Yes
Chalk Point	E3	612	Yes
Chalk Point	E4	612	Yes
Mirant Peaker, LLC
Chalk Point	ECT1	18
Chalk Point	ECT2	30
Chalk Point	ECT3	86
Chalk Point	ECT4	86
Chalk Point	ECT5	109
Chalk Point	ECT6	109
SMECO	CT1	84
Mirant Potomac River, LLC
Potomac RiverC1	88
Potomac RiverC2	88
Potomac RiverC3	102
Potomac RiverC4	102
Potomac RiverC5	102